Exhibit 10.1

August 16, 2004 (supersedes letter dated August 11, 2004)

Tod Nielsen

c/o BEA Systems Inc.

2315 North First Street

San Jose, CA 95131

Dear Tod:

This letter will set forth BEA Systems, Inc.’s (“BEA” or the “Company”) proposal in regard to your proposed separation from the Company. If the terms of the following Separation Agreement are acceptable, please sign and return it to the Company no later than August 16, 2004.

Separation Agreement and General Release of Claims

1. Your employment at BEA is terminated as of August 26, 2004 (“Separation Date”), and all benefits and perquisites of employment (including but not limited to the vesting of any BEA stock options that were granted to you) ceased as of that Date, except as otherwise provided in this Agreement. Your final paycheck will include all wages due and owing to you through your Separation Date, including your unused accrued vacation. In addition, you will be refunded for any amounts that were deducted from your earnings for purposes of participating in BEA’s Employee Stock Purchase Plan.

2. Your employee benefits under BEA’s employee benefit programs (medical, dental, vision, prescription drugs, life insurance, short and long term disability) as currently enrolled, will terminate at 11:59 PM on your Separation Date. After your Separation Date, you will be eligible to receive COBRA benefits, provided that you properly elect such benefits and pay the applicable COBRA premiums. Following your Separation Date, you will be able to exercise any vested BEA stock options in accordance with the terms of the applicable Stock Option Agreement and Stock Option Plan, which typically provides employees with a period of three months following their Separation Date to exercise any vested stock options. You will be required to return all BEA property in your possession (including any computer that was furnished to you by BEA) on or before your Separation Date.

3. In exchange for the promises set forth herein, BEA will pay you a severance payment equal to $375,000, less applicable withholdings, which is equal to 12 months’ pay at your current base salary (the “Severance Payment”). This Severance Payment will be paid to you in a lump sum within ten (10) days of the date that you sign and return this Agreement to BEA. BEA also will accelerate the vesting of the unvested BEA stock options to purchase 5,866 shares of BEA common stock that were granted to you on July 19, 2000 in connection with BEA’s acquisition of CrossGain such that those stock options shall be immediately exercisable as of your Separation Date. You understand and agree that your receipt of the severance benefits described in this paragraph 3 is contingent upon your signing and returning this Agreement to BEA, and your continued adherence to the covenants set forth below.

4. In return for the consideration described above, you and your representatives completely release the Company, its affiliated, related, parent or subsidiary corporations, and each of their present and former directors, officers, employees, shareholders, agents, successors and assigns (the “Released Parties”) from all claims of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of your employment with or separation from the Company, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims for compensation, bonuses, separation pay or stock options, any claim arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification (“WARN”) Act, the California Fair Employment Housing Act, the Washington Law Against Discrimination, or any other comparable state or local law, any claims asserting wrongful termination, discrimination, retaliation, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation and defamation, and any claims for attorneys’ fees and costs.

5. You further agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code or under any other comparable law of another jurisdiction that limits a general release to claims that are known to exist at the date of this agreement. Section 1542 of the California Civil Code states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

6. You also agree that you shall not sue or initiate against any Released Party any compliance review, action, or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the Released Claims. You further agree that you will not induce or encourage any other person or entity to pursue a claim against any of the Released Parties. You further agree that you will not assist or cooperate with any individual who has filed, or pursues any actions, claim or litigation against any Released Party, except as required by law or court order, including but not limited to voluntarily providing documents, materials or information to any such individual, or appearing voluntarily as a witness in a deposition, arbitration, or civil or administrative action. Any breach of this paragraph 6 shall constitute a material breach of this Agreement.

7. You agree not to disclose, use or otherwise misappropriate any trade secrets or other confidential and proprietary information belonging to the Company or acquired by you during your employment with the Company. You acknowledge that the provisions of the Company’s Proprietary Information and Invention Assignment Agreement, which you signed as a condition of your employment, shall remain in effect after your employment with the Company ends and you agree that you shall comply with the provisions of that Agreement following the Separation Date, including but not limited to the provisions of Section 2(f) of your Proprietary Information and Invention Assignment Agreement. You further acknowledge that your separation from BEA shall not be deemed an “Involuntary Termination” (as defined in your Employment Agreement) for purposes of Section 2(f) of your Proprietary Information and Invention Assignment Agreement.

8. By signing this Agreement, you affirm that the post-termination restrictions set forth in paragraph 1(e) of your Employment Agreement with BEA dated July 6, 2001 are valid and enforceable as they pertain to your post-termination activities following the Separation Date, and that those restrictions shall remain in effect for a period of one year following your Separation Date. You further acknowledge that the restrictions in paragraph 1(e) of your Employment Agreement are reasonable and necessary to protect BEA’s legitimate business interests following the Separation Date, and agree, represent, and warrant that you shall adhere to those restrictions for a period for one year following your Separation Date. More specifically, you agree that for a period of one (1) year following the Separation Date specified above, you will not, directly or indirectly:

a. Engage in (whether as an employee, consultant, proprietor, partner, director or otherwise) or have any ownership interest in, or participate in the financing operation, management, control of, any person, firm, corporation or business that engages in any business activity that is competitive with the Company (or of any Affiliated Company (as defined in your Employment Agreement)), provided, however, that nothing contained in this paragraph 8(a) shall be construed to prohibit you from purchasing and owning (directly or indirectly) up to one percent (1%) of the capital stock or other securities of any corporation or other entity whose stock or securities are traded on any national or regional securities exchange or the national over-the-counter market and such ownership shall not constitute a violation of this paragraph 8(a),

b. Divert or attempt to divert from the Company (or any Affiliated Company (as defined in your Employment Agreement)) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers,

c. Solicit, hire, employ, or recruit any person or entity who is employed by or has a contractual relationship with the Company, or encourage any person or entity who is employed by or has a contractual relationship with the Company to terminate their employment or contractual relationship with the Company.

9. You further agree to maintain this Agreement, its contents, and the negotiations surrounding its terms in the strictest confidence and agree that you will not disclose the terms of this Agreement to any third party without the prior written consent of the Company, unless otherwise required by law. Notwithstanding the foregoing, you may disclose the terms of this Agreement to your spouse, and for legitimate business reasons, to your attorney and/or accountant, provided that you instruct those individual to maintain the information as confidential.

10. You also agree to refrain from making disparaging or defamatory comments regarding the Company, its products, or any other Released Party. You further agree that you will not publish or make any statements to any third party (including but not limited to any members of the press and/or any prospective or subsequent employer) about (a) the reasons for and circumstances surrounding your departure from BEA, or (b) your views regarding BEA’s past, present and future business plans or operations, except to state that you have resigned from the Company to pursue other interests. BEA agrees that it will instruct its CEO and the other members of its Executive Leadership Team not to make disparaging or defamatory comments about you, and will take reasonable measures to ensure that its CEO and Executive Leadership Team do not make any such comments about you. In response to any inquiries about your employment with BEA, BEA will provide your title and dates of employment, and will state that you resigned from the Company to pursue other interests.

11. Following your Separation Date, you agree that you will cooperate with the Company in its investigation or defense of any other legal proceeding, investigation, or action that pertains in any manner to your employment with the Company and/or your actions or omissions as a Company employee, including but not limited to appearing as a witness in connection with any administrative proceeding, investigation, or litigation without requiring a subpoena and being available to provide information to and/or answer questions from the Company and its counsel in connection with any administrative proceeding, investigation or litigation. You understand and agree that your failure to comply with your obligations under this paragraph shall constitute a material breach of this Agreement.

12. You understand and agree that the provisions of paragraphs 7-8 of this Agreement, Section 1(e) of your Employment Agreement, and the provisions of your Proprietary Information and Invention Assignment Agreement in its entirety are reasonable and necessary in order to protect the legitimate interests of the Company. You further acknowledge that any breach or threatened breach of those provisions would result in irreparable harm to the Company, and that the remedy at law for any breach or threatened breach of those provisions is and will be inadequate. Therefore, you acknowledge and agree that in the event of a breach or threatened breach of paragraphs 7-8 of this Agreement, Section 1(e) of your Employment Agreement and/or any provisision of your Proprietary Information and Invention Assignment Agreement, the Company shall be entitled to equitable remedies without the obligation to post bond or other security in seeking such relief, including, but not limited to, specific performance or temporary, preliminary or permanent injunctive relief restraining you from violating said provisions. Nothing contained in this Agreement shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from you.

13. You and the Company also agree that this Agreement contains all of our agreements and understandings, and fully supersedes any prior agreements or understandings that we may have had regarding the subject matter of this Agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Agreement as having continued effect. This Agreement may not be modified or amended except in an instrument in writing signed by each of the parties.

14. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington. Any action to enforce or interpret the terms of this Agreement shall be filed in the U.S. District Court for the Western District of Washington. If any provision of this Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect. It is the intention of the parties that the covenants set forth in paragraphs 7-8 of this Agreement, Section 1(e) of your Employment Agreement, and your Proprietary Information and Invention Assignment Agreement shall be enforced to the greatest extent in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of those covenants.

15. Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Agreements’ contents and legal effect; and (c) that you have chosen to enter into this Agreement freely, without coercion, and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this letter.

If you wish to accept the terms of this Agreement, please sign on the line provided below and return the original to my attention no later than August 16, 2004.

Sincerely,

/s/ Jeanne Wu
Jeanne Wu
Sr. VP, WW Human Resources

I have read and understand the Agreement above and agree to be bound by its terms and conditions. This Agreement shall become effective upon the date that I sign it (the “Effective Date”).

Agreed:

Date:	By:	/s/ Tod Nielsen
Tod Nielsen